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                                                                  Exhibit (a)(3)
[ArvinMeritor Logo]

June 1, 2001

Dear [First Name of Employee],

As a key ArvinMeritor employee, you understand the importance of creating shareowner value. One of the ways we focus on this important objective is by providing you the opportunity to share in the Company's success through stock options.

We are committed to focusing on shareowner interests and to ensuring that we retain the leadership necessary for our future success. As with many of our competitors, the market value of our stock has declined significantly due in large part to broad economic trends. As a result, the value of outstanding stock option grants to our leadership team has declined due to factors that we believe are largely unrelated to our performance as a Company.

In view of this situation, we have decided to offer ArvinMeritor key employees an opportunity to receive restricted shares of ArvinMeritor stock in exchange for certain "underwater" stock options that have an exercise price significantly greater than our current stock price.

The enclosed materials contain full details of the stock option exchange offer, in which your participation is entirely voluntary. PLEASE READ ALL OF THE MATERIALS THOROUGHLY. To participate in the offer, you must complete the enclosed letter of transmittal form and return it to Robert Slone at ArvinMeritor by midnight, Eastern Time, Friday, June 29, 2001. All eligible options that are tendered are subject to acceptance by ArvinMeritor.

If you have any questions after reviewing the enclosed materials, please contact Robert Slone at (248) 435-1210 or Bonnie Wilkinson at (248) 435-0762.

I hope you will give this special program careful consideration. PLEASE REMEMBER THAT YOUR COMPLETED AND SIGNED LETTER OF TRANSMITTAL FORM MUST BE RECEIVED BY 12:00 MIDNIGHT, EASTERN TIME, FRIDAY, JUNE 29, 2001 IN ORDER FOR YOU TO PARTICIPATE.

Sincerely,


/s/ LARRY D. YOST
Larry D. Yost

Chairman of the Board and Chief Executive Officer



Attachments for [Name of Employee]